Exhibit 99.9(c)(vii)

November 2023

AMENDED

Annex I to Schedule VII to
Securities Lending Agency Agreement

Summary of Minimum Manufactured Dividend Requirements (Tax Matrix)

Lender Name:                HC Capital Trust

The following Matrix provides the minimum manufactured dividend requirements for the client (including any tax reclaim). The Matrix is based on the assumption that all relevant documentation is in place and where applicable the beneficial owner can benefit from the relevant double tax treaty ('DTT') in place.

Argentina	93%
Australia (Franked)	100%
Australia (Unfranked) (Note 1)	85%
Austria	85%
Belgium	85%
Brazil	100%
Canada	85%
China H Shares	90%
Czech Republic	85%
Denmark	85%
Finland	85%
France	85%
Germany	85%
Greece	95%
Greece (REIT)	100%
Hong Kong	100%
Hungary	100%
Ireland	100%
Ireland (REIT)	85%
Israel	75%
Israel (REIT)	77%
Italy	85%
Korea (South)	78%
Japan	90%
Luxembourg	85%
Mexico	90%
Mexico (REIT)	70%
Netherlands	85%
New Zealand (Franked)	85%
New Zealand (Unfranked)	85%
Norway	70%
Philippines	75%
Philippines (REIT)	90%
Poland	85%
Poland (ADR)	81%
Portugal	85%

November 2023

Singapore	100%
Singapore (REIT)	90%
South Africa	85%
Spain	85%
Sweden	85%
Switzerland	85%
Thailand	90%
Turkey	90%
Turkey (REIT)	100%
United Kingdom	100%
United Kingdom (REIT)	85%
United States	100%

Notes to the Matrix

(i)	General assumptions: The following general assumptions are made in respect of the lender of the securities.

(1)	Lenders are portfolio investors in equities (which as a general rule, implies a holding of less than 10% of the issued share capital of the investment company);

(2)	The lender of securities is able to benefit from the relevant DTT (if available);

(3)	The lender of securities has all requisite documentation in place to benefit from both local domestic reductions/exemptions and from all DTT reductions/exemptions (if applicable).

(ii)	Country specific assumptions/notes

(1)	Australia

No withholding tax applies to fully imputed (franked) dividends. Unfranked dividends attract withholding tax at the rate of 30% on the unfranked portion or as reduced u nder a DTT. Partially franked dividends can attract different rates of withholding tax depending on the portion of dividend franked.

(2)	Singapore

There is no withholding tax on Singapore dividends. Effective 1 January 2003, Singapore moved from an imputation system ("franking system") to a "one-tier" system in which dividends are subject to a final tax at the corporate level and are exempt from further tax in the hands of resident and non-resident shareholders.

November 2023

(3)	United Kingdom

There is no withholding tax on United Kingdom dividends. A tax credit equal to 10% of the sum of the dividend plus the tax credit (or I/9th of net dividend) applies to all dividends paid. There is no refund of the tax credit available. The above assumes that the securities lender does not control directly or indirectly, at least 10% of the voting power in the company paying the dividends.

Agreed by Client:/s/ Mark Hausmann

Date: 11/9/2023

Important - Disclaimer

The Securities Finance Matrix (the Matrix) and the associated notes have been compiled by the Citigroup Corporate Tax Department. The Matrix and notes are provided as a guide to the minimum manufactured dividend/interest coupon requirements (as the case may be) for a holder of securities wishing to lend securities to another person (the counter-party). In every case we stress the need for clients to obtain specific tax advice. The information contained herein should under no circumstances be relied upon and readers should not make investment decisions based on the information provided herein. Whilst every effort has been made to independently verify each rate in the Matrix and each statement made in the notes, Citigroup or any of its subsidiaries or affiliates accept no responsibility of the accuracy or completeness of the information contained herein. The Matrix and notes were assembled at time of signing and, unless otherwise indicated, are based on information available at that time.

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